Exhibit 10.2

ADVISORY AND BOARD OBSERVATION AGREEMENT

This ADVISORY AND BOARD OBSERVATION AGREEMENT (this “Agreement”) is made by and between Benefitfocus, Inc., a Delaware corporation (the “Company”), Benefitfocus.com, Inc., a South Carolina corporation (the “Employer”), and Mason R. Holland, Jr., an individual resident of Charleston, South Carolina (the “Executive”), as of the 26th day of January 2021 (the “Effective Date”). Company, Employer and Executive are herein referred to each as a “Party” and together as the “Parties.”

Whereas, the Executive presently serves as the Executive Chairman of the Board of Directors and on the Board of Directors of the Company (the “Board”), and the Executive is an employee of the Employer, which is a wholly-owned subsidiary of the Company.

Whereas, the Company and the Employer recognize that the Executive’s contribution to the growth and success of the Company and the Employer is substantial.

Whereas, The Board desires to provide for the continued employment of the Executive and subsequent Advisor Services (as defined below) to promote the best interests of the Company and its shareholders.

Whereas, the Executive is willing to continue to serve the Company on the terms and conditions herein provided.

Whereas, Executive has agreed to provide services to assist in the transition to a new Chairperson and to continue to be available to advise and consult as requested by the Company.

Whereas, Executive and the Employer are party to an Employment Agreement dated January 19, 2007 (the “Employment Agreement”).

WHEREAS, the Parties wish to set forth in this Agreement the terms of Executive’s continued employment, followed by his transition to Advisor and to Board Observer.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Executive’s Transition of Roles.

(a) Transition. Executive agrees to remain as the Company’s Executive Chairman, and as an employee of the Employer, until the date of the Company’s 2021 annual shareholders’ meeting, (the “Conversion Date”). Until the Conversion Date, the Employment Agreement shall remain in full force and effect. Effective as of the Conversion Date, Executive shall be deemed to have voluntarily resigned his employment and all other positions with the Company and/or the Employer and their subsidiaries and to have resigned from the Board.

(b) Advisor Services. From the Conversion Date through the end of the Advisor Period (as defined below), Executive shall serve as an Advisor to the Company on the terms set forth in this Agreement.

(c) Title. Following the Conversion Date, Executive shall have the title of Chairman Emeritus.

2. Compensation Through Conversion Date. Through the Conversion Date, Executive shall continue to receive his current compensation and benefits.

3. Transition Matters.

(a) If Executive signs and does not revoke this Agreement, and if, on the Conversion Date, Executive signs and does not thereafter revoke the Release Agreement that is attached to this Agreement as Exhibit 1 (the “Release”), the Company shall pay Executive the payments and benefits previously agreed to in Sections 4(c)(i-iii) of the Employment Agreement (collectively the “Post-Conversion Benefits”), as provided in this Agreement.

(b) Any outstanding incentive awards (including stock options, restricted stock units or similar) previously granted to the Executive under any incentive plan or arrangement of the Company or the Employer shall continue to vest on the existing schedules notwithstanding the termination of employment, all subject to Executive’s continued service as an Advisor during the Advisor Period, and compliance with the terms hereof. At the later of the end of the Advisor Period and any extensions that are mutually agreed to by the parties, any remaining unvested incentive awards (if any) previously granted to the Executive shall become 100% vested as of the last day of the Advisor Period.

4. Advisor Period, Compensation, and Support

(a) Duration and Compensation. The Advisor Period shall begin on the Conversion Date and continue through the earlier of (i) the one-year anniversary of the Conversion Date, (ii) Executive’s death or disability (as defined for purposes of Social Security Disability), or (iii) Executive’s resignation for any reason; provided, however that such termination shall not affect any Sections of this Agreement other than Sections 4 and 5. During the Advisor Period, the Company shall pay Executive 75% of the total compensation it pays an independent director, payable in cash in quarterly installments in advance of each calendar quarter beginning on the Conversion Date and continuing through the end of the Advisor Period. By mutual agreement of the Company and the Executive, this Advisor Period can be extended under the same terms annually.

(b) Staff Support. The Company understands that Executive will no longer need dedicated clerical support. Nonetheless, the Company shall provide Executive with reasonable secretarial support from an employee of the Company or the Employer during the Advisor Period on a project-by-project basis as and if needed for his work for the Company.

5. Advisor Services.

(a) Scope of Services. From the Conversion Date to the end of the Advisor Period, the Executive will provide consulting and advisory services (the “Advisor Services”) from time to time as may be reasonably requested by the Company’s Board or the Company’s Chief Executive Officer (with the prior approval of the Company’s non-executive Chairman of the Board, provided that Executive shall be entitled to rely on the Chief Executive Officer’s authority with respect to any such request). Such Advisor Services may consist of any matters of concern to the Chief Executive Officer, provided that the Company will take into consideration Executive’s other business and personal commitments that may arise during the Advisor Period. Such matters are expected to include:

•	Advice and guidance to the Company’s non-executive Chairman;

•	Advice and guidance to the Company’s Chief Executive Officer;

•	Advice and guidance to the Company’s Board of Directors;

•	Assistance in the outreach to selected major shareholders, as requested by the Board;

•	Upon request, participating in the mentoring of the executive team; and

•	As Chairman Emeritus, serving as a cultural symbol within Benefitfocus and the community.

(b) Executive’s Status. During the Advisor Period, Executive shall not be an employee of the Company and shall not be entitled to receive any fringes, perquisites or benefits from the Company or the Employer except as expressly provided otherwise in this Agreement.

(c) Expenses. During the Advisor Period, the Company or the Employer shall pay or reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s performance of the Advisor Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.

(d) Restrictions. During the Advisor Period, Executive shall continue to be bound by the covenants and obligations set out in Sections 5 and 6 of the Employment Agreement, which are hereby incorporated into this Agreement by reference.

6. Board Observation Rights.

(a) Observation Rights. Effective as of the Conversion Date, Executive will be invited to and shall have the right (but not the obligation) to attend all meetings of the Board and each of its committees, whether held in person or via remote communications, in a non-voting observer capacity (a “Board Observer”). Executive will receive all materials (including Board meeting minutes) sent to members of the Board and its committees in connection with meetings. Executive may be asked not to attend or observe certain portions of meetings, and will not be provided materials, in the following limited situations: (i) to protect the Company’s attorney/client privilege, for matters that arise after the Conversion Date with respect to which the Executive is not part of the advisor work group, or (ii) to avoid any actual or potential conflict of interest or potential related-party transaction topics involving the Executive. In no event shall Executive be deemed to be a member of the Board or to have the right to vote on Board matters or to propose or offer any motions or resolutions to the Board. The presence of Executive shall not be required for purposes of establishing a quorum. The Company or the Employer will reimburse Executive for his reasonable, documented, out-of-pocket expenses in attending Board meetings, in accordance with its then-existing policy for independent directors.

(b) Termination. Executive’s right to be a Board Observer will terminate and be of no further force and effect on the earlier of the following: (i) the Executive’s death or disability (as defined earlier), (ii) the Company’s providing him notice of such termination after the date when the Executive beneficially owns less than 1,000,000 shares of the Company’s outstanding Common Stock (subject to adjustment for stock splits and the like), or (iii) the Executive’s resignation from such role for any reason (the “Board Observer Period”); provided however that such termination shall not affect any other Sections of this Agreement, specifically including but not limited to Sections 2, 4, and 5.

7. Section 409A.

(a) The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Executive pursuant to this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Executive agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

(b) Notwithstanding anything to the contrary herein, the Parties intend that the Conversion Date constitutes the date of Executive’s “separation from service” (as such term is used in Section 409A) from the Company and the Employer, and the Parties accordingly acknowledge and agree that Executive is not expected or required to perform Advisor Services hereunder exceeding twenty percent (20%) of the average level of bona fide services he performed for the Company and the Employer over the thirty-six (36) month period of Executive’s employment with the Employer immediately preceding the Conversion Date.

(c) If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(d) If any severance compensation or other benefit provided to Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the “separation from service” (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date shall be paid to the Executive in a lump sum on the New Payment Date.

8. Indemnity; Insurance.

(a) Indemnity: To the fullest extent permitted by Delaware law, the Company shall indemnify, defend, and hold Executive and his affiliates harmless, at Company’s own expense, from and against any and all losses, liability, obligations, damages, third-party claims, demands, causes of action, costs and expenses of whatever form or nature (each a “Claim” and collectively, “Claims”), including reasonable outside attorneys’ fees and other costs of legal defense, arising out of or related to: (i) the Executive’s rendering of Advisor Services or Board Observer services under this Agreement and/or the Executive’s rendering services as an employee of the Company or the Employer under the Employment Agreement or otherwise; (ii) an actual or alleged breach of any of the representations, warranties or covenants of this Agreement by the Company or the Employer; (iii) the Company’s or the Employer’s negligence, willful misconduct, or willful misrepresentation; or (iv) any other act or omission by or attributable to Company or the Employer in connection with this Agreement except to extent such indemnity is prohibited by law. Company shall give prompt written notice to the Executive of any proposed settlement of any Claim. Company may not, without the Executive’s prior written consent, which the Executive shall not unreasonably withhold, condition or delay, settle or compromise any claim or consent to the entry of any judgment regarding which indemnification is being sought hereunder unless such settlement, compromise or consent: (X) includes an unconditional release of Executive from all liability arising out of such claim; (Y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Executive; and (Z) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of Executive.

(b) Exculpation: Notwithstanding anything to the contrary herein, Executive shall, to the greatest extent permitted by law at the time this clause is construed, be exculpated from any liability whatsoever for any alleged abuse of discretion, tort, breach of fiduciary duty and/or breach of trust caused by any act or omission in connection with this Agreement or any prior agreements with the Company or the Employer, other than a breach by Executive of any such agreement. As a consequence, Executive shall under no circumstances ever be held personally liable to any other person, firm or corporation for any damages directly or indirectly arising out of any act or omission committed in connection with this Agreement, other than a breach by Executive of this Agreement. This exculpation shall not, however, protect the Executive from any liability for a breach of trust committed intentionally or in bad faith.

(c) Insurance: The Company shall maintain liability insurance policies that provides to Executive (and his affiliates and personal representatives or estate) coverage that is at least as favorable as the coverage currently provided to the most senior officers or any Board director of the Company or the Employer.

9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

10. No Disparagement. Executive agrees that he will not falsely denigrate, defame, disparage or cast aspersions upon the Company, its management, products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity. The Company agrees that its officers and directors will not falsely denigrate, defame, disparage or cast aspersions upon Executive, and that it will use its reasonable best efforts to prevent any of its employees or agents from engaging in any such activity.

11. Notices. Any notice to either party hereunder shall be in writing and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party or sent to such party by registered mail, postage prepaid, at, in the case of the Company or the Employer, the address first given above and, in the case of Executive, his principal residence address as shown in the records of the Company or the Employer. Notices to the Company or the Employer shall be addressed to the Chief Executive Officer. In addition, any such notice shall concurrently be sent to each party at the last known email address for each party; in the case of the Company or the Employer, the email address shall be that of the Chief Executive Officer. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto.

12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of South Carolina applicable to contracts to be performed therein, except that Section 8 shall be governed by the laws of the State of Delaware.

13. Tax Withholding. The Company shall withhold from any payments made to Executive under this Agreement (including without limitation any benefits or payments under Sections 2, 3, or 4 hereof) any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.

14. Office Space and Access. The Company understands and agrees that the Executive will continue to maintain his current office space and will continue to have full access to the office for the Executive and any of his non-Company provided support staff.

15. Electronic Access. Company agrees for Executive to maintain his Company email address (for the exclusive use of providing services to the Company under this Agreement) and to provide Executive with Company computers and mobile devices along with IT support as provided to any other Executive of the Company or the Employer through the end of the latter of the Advisor Period or the Board Observer Period.

16. Executive’s Book. Executive retains the right but not the obligation to publish a book on the founding and history of the Company and the Employer (the “Book”). Executive shall own all rights and work product with respect to any the Book, including the copyright. The Book shall not be considered work product of the Company or the Employer. The Company shall have no rights with respect to any the Book except that the Company shall have the right to review the manuscript of the Book before publication for up to sixty days after receipt of the manuscript from Executive and to provide comments to Executive with respect to any concerns it may have about any of its content, provided however that Executive is not bound to accept any such comments from the Company.

17. Voluntary Execution. By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

IN WITNESS WHEREOF, each of the parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the date first above written.

BENEFITFOCUS, INC. and

BENEFITFOCUS.COM, INC.

By:	/s/ Stephen M. Swad
Name: Stephen M. Swad
Title: Chief Executive Officer

MASON R. HOLLAND, JR.:

/s/ Mason R. Holland, Jr.

(Signature Page to Board Advisor Agreement)

Exhibit 1

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Release”) is hereby made and entered into this [___] day of [_______], 2021, by and between Mason Holland, a citizen and resident of South Carolina (hereinafter “Executive”) and Benefitfocus, Inc., a Delaware corporation, together with its subsidiaries and affiliates, including, without limitation, Benefitfocus.com, Inc., a South Carolina corporation (collectively, the “Company”).

1. Release of Claims. In exchange for the Company’s providing Executive with the Post-Conversion Benefits per Section 3 of the Advisory and Board Observation Agreement between Executive and the Company (hereinafter the “Agreement”), by signing this Release, Executive hereby releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under South Carolina laws prohibiting discrimination, harassment and retaliation, including but not limited to the South Carolina Human Affairs Law and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.)

Executive hereby acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date he executes this Release and does so understanding and acknowledging the significance and consequences of such specific waiver; provided, however, that nothing in this Release extinguishes any rights or claims Executive may have (a) against the Company for breach of the Agreement or to enforce the Agreement, (b) as a shareholder or board member of the Company, or (c) to any vested benefits under any Company plan.

2. No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 1 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Release.

Notwithstanding the foregoing, nothing in this Release prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Release fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Release, Executive acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

3. No Modifications; Governing Law; Entire Agreement. This Release cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Release is effective unless in writing and signed by all of the parties hereto. The parties agree that this Release is to be governed by and construed in accordance with the laws of the State of South Carolina. This Release, the Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

4. Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS RELEASE IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS RELEASE, EXECUTIVE MUST DELIVER WRITTEN NOTICE TO THE COMPANY’S CHIEF EXECUTIVE, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

5. Voluntary Execution. By signing below, Executive acknowledges that he has read this Release, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS RELEASE. EXECUTIVE ALSO ACKNOWLEDGES THAT HE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

IN WITNESS WHEREOF, Executive acknowledges he has read and understood the contents and effect of this Release and has executed this Release freely and with full authority duly given, all as of the date first above written.

EXECUTIVE:

Mason Holland